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                                                                   EXHIBIT 4.1.1
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                               FIRST AMENDMENT TO
                      KAISER VENTURES INC. 1995 STOCK PLAN


     The Kaiser Ventures Inc. 1995 Stock Plan (the "Plan") is amended effective as of June 17, 1996 as follows:

     1. NEW SECTION 3. The current Section 3 of the Plan is hereby deleted in its entirety and substitutes therefore in the following new Section 3:

     SECTION 3.  Stock Subject to Plan
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     (a)  The total number of shares of Stock reserved and available for distribution under the Plan other than pursuant to Section 5(k) shall be 2% of the number of shares outstanding on July 1, 1995 (i.e., 209,102), plus 650,000 making for a total number of 859,102 shares reserved and available under the Plan, which amount is approximately 2% of the anticipated cumulative total of the number of shares of Stock of the Company outstanding on July 1, 1995 and as of July 1, for each of three plan years thereafter. The total number of shares reserved and available for distribution under the Plan pursuant to Incentive Stock Options granted hereunder shall not exceed the same numbers of shares reserved under this Plan, subject to any adjustment which may be made under the following paragraph. Such shares may consist, in whole or in part, of authorized and unissued shares. If the shares of Stock cease to become subject to Stock Options or other stock related incentives, the shares of Stock may become subject to Stock Options or other stock related incentives again under the Plan.

          In addition to the shares of Stock reserved and available for distribution under the Plan as described in the preceding paragraph, the total number shares of Stock reserved and available for distribution under the Plan shall include such additional Stock as to which Stock Options are granted pursuant to Section 5(k) [Directors' Stock Options].

     (b) Subject to paragraph (b)(iv) of Section 6 below, if any shares that have been optioned cease to be subject to Stock Options, or if any shares subject to any Restricted Stock or Deferred Stock award granted hereunder are forfeited or such award otherwise terminates without a payment being made to the participant, such shares shall again be available for distribution in connection with future awards under the Plan.

     (c) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, other change in corporate structure affecting the Stock, or spin-off or other distribution of assets to shareholders, such substitution or adjustment shall

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          be made in the aggregate number of shares reserved for issuance under the Plan, in the number and option price of shares subject to outstanding options granted under the Plan, and in the number of shares subject to Restricted Stock or Deferred Stock awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Option.

     2.   NEW SECTION 5(L) TO THE PLAN

          Section 5 of the Plan is hereby amended by the addition of a new sub-section which shall read as follows:

          (l) Surrender or Exchange. The Company may grant upon such terms and conditions as the Committee may determine in its sole discretion an optionee the right to surrender or exchange, in whole or in part, any vested Stock Options or other vested stock related incentive for stock or other stock related incentives.

     3. EFFECTIVE DATE OF FIRST AMENDMENT. This First Amendment to the Plan is effective as of the day and year first above written which is the date that this First Amendment received approval by a vote of the holders of a majority of the stock present and entitled to vote at a meeting of the Company's Shareholders.

                              KAISER VENTURES INC.


                              By: /s/ Terry L. Cook
                                  -------------------------------
                                  Terry L. Cook
                                  Sr. Vice President,
                                  General Counsel and
                                  Corporate Secretary

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